Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 1, 2010
Registration Statement No. 333-159170

Free Writing Prospectus dated September 1, 2010

$613,800,000 Asset-Backed Notes, Class A-1

Toyota Auto Receivables 2010-B Owner Trust

Issuing Entity

Toyota Auto Finance Receivables LLC

Depositor

Toyota Motor Credit Corporation

Sponsor, Administrator and Servicer

The depositor has prepared a prospectus supplement dated September 1, 2010 and prospectus dated September 1, 2010 which describe the notes issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase the Class A-1 notes.

Ratings

On July 22, 2010, the Class A-1 notes were assigned a rating of “A-1+” from Standard &  Poor's Ratings Services, a Standard & Poor's Financial Services LLC business, and a rating of “Prime-1” from Moody’s Investors Service, Inc.

The ratings of the Class A-1 notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency

None of the sponsor, depositor, servicer, administrator, indenture trustee, owner trustee or any of their affiliates will be required to monitor any changes to the ratings on these notes.

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes in accordance with their terms.  A rating agency may subsequently lower or withdraw its rating of any class of the notes.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.

Placement Agent

Toyota Financial Services Securities USA Corporation

Toyota Auto Finance Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Toyota Auto Finance Receivables LLC has filed with the SEC for more complete information about Toyota Auto Finance Receivables LLC, Toyota Auto Receivables 2010-B Owner Trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Toyota Auto Finance Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 292-1147.